Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement of Funtalk China Holdings Limited on Form F-1 of our report dated July 7, 2009, October 5, 2009 as to Note 2(hh), related to the consolidated financial statements and financial statement schedule of Pypo Digital Company Limited as of March 31, 2008 and 2009 and for each of the three years in the period ended March 31, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the retrospective change in the method of accounting for noncontrolling interest due to the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” on April 1, 2009), appearing in the Registration Statement and to the reference to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ Deloitte Touche Tohmatsu
Hong Kong
December 1, 2009